UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2012 (July 23, 2012)

CVR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2012, Frank A. Pici, the Chief Financial Officer and Treasurer of CVR Energy, Inc. (the “Company”) and CVR GP, LLC (“CVR GP”), the general partner of CVR Partners, LP (NYSE: UAN) (the “Partnership”) delivered notice of his intent to resign his position with the Company and CVR GP for personal reasons. His resignation will be effective August 7, 2012 (the “Effective Date”).

The Company is the sole member of CVR GP, LLC (“CVR GP”). In addition, the Company owns approximately 70% of the common units representing limited partner interests of the Partnership. The Partnership obtains certain management and other services from the Company pursuant to an Amended and Restated Services Agreement between the Partnership, CVR GP and the Company dated April 13, 2011 (the “Services Agreement”). In accordance with the Services Agreement, the Company provides the Partnership with, among other things, services in capacities equivalent to the capacities of executive officers, including, without limitation, a chief financial officer.

In connection with Mr. Pici’s resignation, on July 27, 2012, the Company announced Susan M. Ball has agreed to serve as the new Chief Financial Officer and Treasurer of the Company and its subsidiaries, including CVR GP, as of the Effective Date. Ms. Ball currently serves as Vice President, Chief Accounting Officer and Assistant Treasurer for the Company and its subsidiaries. The Company and Ms. Ball, age 49, entered into a Third Amended and Restated Employment Agreement dated July 27, 2012 (the “Employment Agreement”) with a term commencing August 7, 2012 and ending on August 7, 2015 unless terminated earlier as provided in the agreement.

The Employment Agreement provides Ms. Ball with a base annual salary of $350,000 plus eligibility for a performance-based annual cash bonus with a target payment equal to 100% of her annual base salary to be based upon individual and/or Company performance criteria as established by the compensation committee of the board of directors of the Company. If Ms. Ball’s employment is terminated by the Company without cause and other than for disability or Ms. Ball resigns for good reason (in each case, as such terms are defined in the Employment Agreement), then Ms. Ball is entitled to receive (i) any accrued compensation as of the date of termination or resignation, (ii) salary continuation for 12 months, (iii) a pro-rata bonus for the year in which termination or resignation occurs, and (iv) continuation of medical, dental, vision and life insurance benefits at active employee rates for 12 months or until such time as Ms. Ball becomes eligible for such benefits from a subsequent employer. In addition, if the foregoing termination or resignation occurs within one year following a change in control (as defined in the Employment Agreement) or in specified circumstances prior to and in connection with a change in control, then in addition to the amounts described above, Ms. Ball is entitled to receive an additional 12 months of salary and benefits continuation (24 months total), plus monthly payments equal to one-twelfth (1/12th) of her target bonus for the year of termination or resignation during the 24-month severance period. Receipt of the foregoing severance is conditioned on Ms. Ball’s execution, delivery and non-revocation of a general release of claims, and her compliance with certain restrictive covenants described in the Employment Agreement.

In connection with her appointment as Chief Financial Officer and Treasurer of the Company, as of the Effective Date, Ms. Ball will receive an award of restricted stock units with a fair market value on the grant date equal to $166,042, subject to the terms of the award agreement. The restricted stock units will vest in one-third annual increments beginning on the first anniversary of the grant date.

Ms. Ball has been with the Company for more than six years, commencing in May 2006 as Vice President, Chief Accounting Officer and Assistant Treasurer for Coffeyville Resources, LLC (now a subsidiary of the Company). Since October 2007, in connection with the Company’s initial public offering, she has served as Vice President, Chief Accounting Officer and Assistant Treasurer for the Company and its subsidiaries, including CVR GP. As Vice President, Chief Accounting Officer and Assistant Treasurer for the Company and its subsidiaries, Ms. Ball has been principally responsible for public and financial reporting, accounting, tax and related departments. Ms. Ball has more than 25 years of experience in the accounting industry, with more than 12 years serving clients in the public accounting industry. Prior to joining the Company, she served as a Tax Managing Director with KPMG LLP, where she was responsible for all aspects of federal and state income tax compliance and tax consulting, which included a significant amount of mergers and acquisition work on behalf of her clients. Ms. Ball received a Bachelor of Science in Business Administration from Missouri Western State College and is a Certified Public Accountant.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1     Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2012

CVR Energy, Inc.

By:	/s/ Edmund S. Gross
Edmund S. Gross,
Senior Vice President, General Counsel and Secretary